Stewart Reports Results of Operations for Fourth Quarter and Full Year 2011

HOUSTON, Feb. 16, 2012 /PRNewswire/ --

  Full year 2011 pretax earnings before noncontrolling interests increased to $18.0 million while total revenues decreased 2.2 percent
  New senior management team appointed with emphasis on smart growth, a strategic focus on the company's core real estate-related expertise and sustained profitability
  Full year 2011 net earnings improved by $14.9 million to $2.3 million on revenues of $1.6 billion
  Earnings per share for 2011 of $0.12 improved $0.81 from a $0.69 loss per share for 2010
  Fourth quarter 2011 earnings of $2.2 million, or $0.11 per share
  Significant improvement in results from title operations
  Real estate information (REI) operations continued strong growth and solid profitability

Stewart Information Services Corporation (NYSE-STC) today reported the results of its operations for the fourth quarter and year ended December 31, 2011. Stewart reported net earnings of $2.3 million for the year ended December 31, 2011, a $14.9 million improvement from a net loss of $12.6 million for 2010. Earnings per share were $0.12 for 2011, compared with a loss per share of $0.69 for 2010. Total revenues for 2011 of $1.6 billion declined 2.2 percent from 2010 while operating revenues declined 0.9 percent compared to the prior year, and operating revenues net of agency retention improved $14.4 million or 1.6 percent.

For the year, our pretax earnings before noncontrolling interests increased to $18.0 million compared with $2.9 million in 2010. The REI segment's contribution to pretax earnings before noncontrolling interests increased by $10.0 million, with the remaining $5.1 million improvement coming from core title operations. Of particular significance, this improvement was achieved even though investment income and other gains fell $22.4 million year-over-year. For the most part, none of the investment income and other gains are attributable to REI operations, thus title operating results improved by approximately $27.5 million in 2011.

Net earnings for the fourth quarter 2011 were $2.2 million ($0.11 per diluted share) compared with $10.0 million ($0.46 per diluted share) in the fourth quarter 2010. Total revenues for the fourth quarter 2011 were $445.1 million, compared with $449.5 million in the fourth quarter 2010. Operating revenues increased 0.3 percent compared to the prior year fourth quarter, but operating revenues net of agency retention declined 3.1 percent. The decline in fourth quarter 2011 earnings is attributable to $5.9 million lower investment income and other gains as well as the decline in operating revenues net of agency retention.

The board of directors of Stewart announced in November that Matthew W. Morris had been elected chief executive officer with responsibility for all operations. Matthew Morris succeeded Malcolm S. Morris and Stewart Morris, Jr., who had served as co-chief executive officers and will now serve as vice chairmen of the board. In addition, the chairman of the board and chief executive officer positions were separated, and Dr. E. Douglas Hodo was elected as chairman of the board of directors.

Summary results of operations are as follows (dollar amounts are in millions, except for per share amounts):

	4th Quarter		Year
	2011	2010	2011	2010

Total revenues	$445.1	$449.5	$1,634.9	$1,672.4
Pretax earnings before noncontrolling interests	11.0	16.0	18.0	2.9
Income tax expense	6.8	3.8	9.3	8.1
Net earnings (loss) attributable to Stewart	2.2	10.0	2.3	(12.6)
Net earnings (loss) per diluted share attributable to Stewart	0.11	0.46	0.12	(0.69)

The fourth quarter and full year 2011 included pretax credits and charges as follows (dollar amounts are in millions):

	4th Quarter		Year
	2011	2010	2011	2010

Loss reserve strengthening, charges for large claims and defalcations	6.9	5.1	22.2	15.3
Gains on sales of investments, subsidiaries, real estate, and other assets	(7.6)	(10.5)	(10.6)	(22.3)
Provision for legal matters	–	–	–	(2.3)
Impairment of investments	2.3	–	3.5	–
Loan guarantee obligation	–	–	3.9	–
Total pretax charges (credits)	1.6	(5.4)	19.0	(9.3)

"2011 marked a pivotal year of progress towards our commitment to sustained profitability and delivering returns to our shareholders," said Matthew W. Morris, chief executive officer. "Today, we are pleased to report our third consecutive quarter of profitability and our first annual profit since 2006, reflecting the significant work of our management to alter our cost structure and improve the quality of our customer base. While hard work remains, we are encouraged by the improving results in our financial and operational performance. Our direct title operations posted a marked improvement in results year over year and the lender services operations within our REI segment continue to achieve profitable growth and expand our mortgage related services. Revenues from our international and commercial channels recorded year-over-year increases in excess of 10 percent. We recently reorganized our core title operations so as to achieve better alignment with our customers while streamlining the management team, and are developing our long-term strategic plan to capitalize on our 119 year history of integrity and service excellence in the title and real estate services industry," commented Mr. Morris.

While total revenues declined 2.2 percent in 2011 compared to 2010, operating revenues declined 0.9 percent compared to the prior year, and operating revenues net of agency retention improved 1.6 percent. Within direct operations, total title orders closed decreased 7.7 percent, but revenue per file increased from the prior year due to fewer refinance transactions in 2011 as well as an increase in commercial transactions. Commercial revenues grew 11.1 percent to $103.0 million and international operating revenues grew 11.7 percent to $108.7 million while direct revenues from title offices declined 4.6 percent. According to data from the Mortgage Bankers Association, total residential mortgage originations for the nine months ended September 30, 2011 (most recent data) declined approximately 19 percent from the same period in 2010. The latest forecasts for 2012 residential lending anticipate increased purchase transactions and reduced refinance volumes, which should result in a continued increase in revenue per order closed in 2012. For the fourth quarter 2011, commercial revenues declined 6.9 percent, international operating revenues increased 12.4 percent to $27.1 million and direct revenues from title offices declined 5.6 percent from the prior year fourth quarter.

In 2011, we continued to improve the quality of our network of independent agencies, achieving an increase in the average revenue per agency while lowering the overall number of agencies as well as reducing our risk of future title losses. Revenues from agency operations declined 4.1 percent for 2011 as compared to 2010, while agency operations revenues net of agency retention declined 4.9 percent, in-line with the decline in revenues from our direct title offices. Notwithstanding the increases in premium rates and remittance rates we have implemented throughout the country, the remittance rate from independent title agencies decreased slightly on a year over year basis, from 17.6 percent for 2010 to 17.5 percent for 2011, attributable to a shift in geographic mix of revenues from independent agencies, as relatively more revenues were realized in states with lower remittance rates, thus lowering the overall average remittance rate. We consider improving the overall remittance rate of agency operations a top priority and will continue to pursue that goal in an economically prudent manner.

Revenues in our REI operations increased 26.1 percent in 2011 compared to 2010, and increased 11.1 percent for the fourth quarter 2011 versus the same quarter in the prior year. Throughout 2011 we focused on increasing revenues from existing major service offerings such as loan loss mitigation solutions, distressed borrower contact services and loan servicing support as well as expanding services into short sale support and REO (Real Estate Owned) solutions. With the goal of achieving additional revenues and supporting the evolving lending and real estate markets, we continue to develop innovative new services in the REI segment to produce additional revenues from these higher margin operations.

Investment income and other gains declined 55.7 percent and 42.6 percent for the year and fourth quarter 2011, respectively, compared to the same periods in 2010. The $22.4 million decline for the year, which has no corresponding expense reduction offset, was due to several gains realized in 2010, slightly lower realized gains on sales of investment securities in 2011, and a non-recurring charge in second quarter 2011 relating to a loan guarantee obligation.

Although operating revenues declined 0.9 percent for 2011 compared with 2010, total expenses declined at the higher rate of 3.1 percent. Employee costs were essentially unchanged for both the full year and fourth quarter 2011 compared with the same periods in 2010, as an overall decline in employee count of approximately 240 for the year was largely offset by the acquisition of PMH Financial in the third quarter and by increased incentive compensation expense driven by the improvement in pretax earnings before noncontrolling interest. Other operating costs declined 6.2 percent and 6.5 percent for the full year and fourth quarter 2011, respectively, compared with the same periods in 2010 due largely to our ongoing efforts to reduce fixed costs, including occupancy costs, as well as lower costs related to litigation and bad debts. We expect employee and certain other operating costs to rise slightly in the first quarter 2012 as we ramp up to provide services under new REI contracts recently awarded.

Title losses expense declined 4.3 percent and 10.7 percent for the full year and fourth quarter 2011, respectively, compared to the same periods in 2010. Title losses as a percentage of title operating revenues were reduced to 9.4 percent for the full year and 9.9 percent for the fourth quarter 2011 compared to 9.6 percent and 11.1 percent for the full year and fourth quarter 2010, respectively. Claims expense in the fourth quarter 2011 included charges of $6.9 million (1.7 percent of title operating revenues) attributable to reserves for large claims relating primarily to prior policy years, while fourth quarter 2010 included charges of $5.1 million (1.2 percent of fourth quarter title operating revenues) relating predominantly to a reserve strengthening charge for prior policy years. Additionally, a $2.6 million catch-up provision adjustment relating to the full year was recorded in the fourth quarter 2010. For the 2011 year, title loss provisions on large claims relating primarily to prior policy years, including defalcations, totaled $22.2 million (1.5 percent of title operating revenues), net of recoveries. Similar provisions for 2010, as well as the reserve strengthening charge mentioned above, totaled $15.3 million (1.0 percent of title operating revenues), net of recoveries.

During the fourth quarter 2011, we resolved a significant number of large claims from prior policy years. Although some large claims remain outstanding, significant progress was made in resolving the existing large claim inventory which will reduce future risk for the company. Notwithstanding the provision activity relating to settlement of large claims, we continued to experience decreases in cash claims payments as well as in newly incurred claims. Cash claim payments for 2011 declined 15.2 percent compared to 2010, and losses incurred on known claims for 2011 decreased 11.3 percent compared to 2010. Incurred losses for the fourth quarter 2011 dropped 11.0 percent from the fourth quarter 2010.

Cash provided by operations in 2011 was $23.4 million, a decrease of $17.8 million from the $41.2 million provided by operations in 2010. However, the first quarter 2010 included the receipt of an income tax refund of $50.9 million. Excluding the impact of this receipt, cash provided by operations in 2011 improved $33.1 million. Cash provided by operations for the fourth quarter 2011 was $28.4 million, an increase of $1.5 million from the $26.8 million in the fourth quarter 2010.

Mr. Morris concluded: "Over the past several years, Stewart has persevered through significant economic headwinds. Rather than waiting for a market recovery, we have taken the opportunity to revamp our operations for future success. Steps taken to reduce our risk profile, align and focus our sales and operations around customer segments and enhance productivity will not only allow us to generate positive returns in current market conditions, but will yield tremendous margin benefit within a market recovery."

Stewart Information Services Corp. (NYSE-STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and foreign governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process. Offering personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, Stewart is the preferred real estate services provider. More information can be found at http://www.stewart.com/news.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)
	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011	2010
Revenues:
Title insurance:
Direct operations	168,069	173,800	637,550	636,454
Agency operations	243,237	238,619	877,225	914,581
Real estate information	25,881	23,302	102,324	81,176
Investment income	3,476	3,901	15,505	18,397
Investment and other gains – net	4,415	9,850	2,302	21,782
	445,078	449,472	1,634,906	1,672,390
Expenses:
Amounts retained by agencies	199,840	190,716	723,943	753,438
Employee costs	120,866	120,696	469,839	467,491
Other operating expenses	66,099	70,698	256,194	273,253
Title losses and related claims	40,717	45,600	142,101	148,438
Depreciation and amortization	5,200	4,677	19,542	21,422
Interest	1,340	1,115	5,268	5,423
	434,062	433,502	1,616,887	1,669,465
Earnings before taxes and noncontrolling interests	11,016	15,970	18,019	2,925
Income tax expense	6,770	3,781	9,341	8,075
Net earnings (loss)	4,246	12,189	8,678	(5,150)
Less net earnings attributable to noncontrolling interests	2,087	2,208	6,330	7,432
Net earnings (loss) attributable to Stewart	2,159	9,981	2,348	(12,582)

Net earnings (loss) per diluted share attributable to Stewart	0.11	0.46	0.12	(0.69)
Average number of dilutive shares (000)	19,239	23,384	19,131	18,313

Segment information:
Title revenues	419,198	426,170	1,532,582	1,591,214
Title pretax earnings (loss) before noncontrolling interests	2,660	5,092	(24,822)	(29,921)

REI revenues	25,880	23,302	102,324	81,176
REI pretax earnings before noncontrolling interests	8,356	10,878	42,841	32,846

Selected financial information:
Cash provided by operations	28,344	26,834	23,409	41,194
Title loss payments - net of recoveries	28,694	38,609	134,320	158,309
Other comprehensive (loss) earnings	(3,343)	(10,792)	3,071	2,650

Number of title orders opened (000):
October	32.4	36.0
November	30.0	32.8
December	28.3	26.4
Quarter	90.7	95.2

Number of title orders closed (000): Quarter	73.2	80.2

			December 31 2011	December 31 2010
Stockholders' equity			463,457	448,333
Number of shares outstanding (000)			19,304	18,375
Book value per share			24.01	24.40

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)
	December 31	December 31
	2011	2010
Assets:
Cash and cash equivalents	117,196	144,564
Cash and cash equivalents – statutory reserve funds	23,647	9,926
Total cash and cash equivalents	140,843	154,490

Short-term investments	33,137	33,457
Investments – statutory reserve funds	397,074	396,317
Investments – other	63,911	54,007
Receivables – premiums from agencies	47,351	45,399
Receivables – other	57,466	52,721
Allowance for uncollectible amounts	(16,056)	(19,438)
Property and equipment	56,437	61,569
Title plants	77,406	77,397
Goodwill	214,492	206,861
Intangible assets	8,693	8,228
Other assets	75,387	70,198

	1,156,141	1,141,206

Liabilities:
Notes payable	11,722	8,784
Convertible senior notes payable	64,513	64,338
Accounts payable and accrued liabilities	86,389	95,666
Estimated title losses	502,611	495,849
Deferred income taxes	27,449	28,236

	692,684	692,873

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	152,102	143,264
Retained earnings	284,097	282,666
Accumulated other comprehensive earnings	16,681	13,610
Treasury stock	(2,666)	(4,330)
Stockholders' equity attributable to Stewart	450,214	435,210
Noncontrolling interests	13,243	13,123
Total stockholders' equity	463,457	448,333

	1,156,141	1,141,206

CONTACT: Ted C. Jones, Director - Investor Relations, +1-713-625-8014